Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Virgin Media Sharesave Plan of Virgin Media Inc. of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedules of Virgin Media Inc. and the effectiveness of internal control over financial reporting of Virgin Media Inc. included in Virgin Media Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.

Ernst & Young LLP
/s/ Ernst & Young LLP
London, England
May 8, 2008